UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2006

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-69172	04-3565746
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

790 Turnpike St., Suite 202
North Andover, MA		01845
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04               Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 1, 2005, Ergo Science Corporation (the “Registrant”), through its wholly owned subsidiary, Nexus Holdings Limited (“Nexus Holdings”), completed the acquisition of eight subsidiaries (collectively the “Nexus Group”) of Highbury House Communications plc, a company registered in England and Wales (“Highbury House”), pursuant to a share purchase agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Highbury House agreed to indemnify Nexus Holdings with respect to certain claims and obligations that remained with the Nexus Group after the acquisition, including obligations under certain real property leases, certain royalty obligations and certain tax liabilities (collectively, the “Indemnified Obligations”).  At the time of the acquisition, Highbury House and Nexus Holdings set aside £750,000 (approximately $1,409,000) of the purchase price in escrow for a certain period after closing, in order to partially satisfy such Indemnified Obligations, as well as any claims under the representations and warranties made in the Purchase Agreement and claims for any agreed adjustments to the purchase price.

At the time that the escrow was required to be released under the terms of the Purchase Agreement, Highbury House and Nexus Holdings had distributed to Nexus Holdings £321,020 (approximately $571,000) of the escrow amount in relation to an adjustment to the purchase price, and a further £312,690 (approximately $554,000) in settlement of a claim under a warranty contained within the Purchase Agreement.  Prior to Highbury House being placed in receivership, Nexus Holdings negotiated with Highbury House to settle the warranty claim, enabling Nexus Holdings to receive a total of £633,710 (approximately $1,125,000), as detailed above, with the balance being released to Highbury House.

The Registrant understands that on January 20, 2006, Highbury House was placed into receivership in the United Kingdom when certain lenders of Highbury House appointed an administrative receiver to distribute Highbury House’s assets to its secured creditors.

Pursuant to the Purchase Agreement Highbury House would have been obligated to indemnify Nexus Holdings for any and all Indemnified Obligations, and the indemnification amount would not have been limited to the amount remaining in the escrow account.  However, the Registrant believes that as a result of Highbury House being placed into receivership, Highbury House will not have sufficient funds available to be able to meet its indemnification obligations to Nexus Holdings under the Purchase Agreement.  Therefore, the Registrant considers Highbury House’s placement into receivership to be a triggering event that increases a direct financial obligation of the Nexus Group, being subsidiaries of the Registrant.

As a result, Nexus Holdings estimates that it is likely to incur additional costs of approximately £970,000 (approximately $1,700,000) for certain real property lease obligations, certain royalty obligations, and for certain tax liabilities.  The real property lease obligations relate to rental payments and estimated reinstatement costs for properties that Nexus Holdings expects to incur through September of 2006.  The royalty obligations relate to certain further consideration payable pursuant to an existing contractual obligation of the Nexus Group (being 10% of the related revenues).  The estimated tax liabilities relate to UK corporation taxes of the

Nexus Group with respect to fiscal year 2004.

In total, Nexus Holdings estimates that it will incur additional costs of approximately £970,000 (approximately $1,700,000) as a result of Highbury House’s placement into receivership and its inability to meet its indemnification obligations under the Purchase Agreement.  These amounts are unaudited estimates and may be subject to revision in due course.  All final accruals with respect to these additional costs will be made in the financial statements to be filed with the Registrant’s Form 10-K for the fiscal year ended December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: January 26, 2006	By:	/s/ Charles E. Finelli
Charles E. Finelli
President, Chief Executive Officer and
Secretary